Exhibit 99.1
News Release
Contact information:
John A. Jordan
Senior Director, Corporate Communications
617-299-2852
Altus Pharmaceuticals Reports Fourth Quarter and Year End 2007
Financial Results and Provides Milestones for 2008
— TrizytekTM NDA Submission Remains on Track for First-Half 2009 —
— More Than 175 Patients Screened for Trizytek Efficacy Trial —
— More Than 130 Patients Enrolled in Trizytek Safety Study —
CAMBRIDGE, Mass. — March 11, 2008 - Altus Pharmaceuticals Inc. (NASDAQ: ALTU), a biopharmaceutical company focused on oral and injectable protein therapeutics for gastrointestinal and metabolic disorders, today reported financial results for the quarter and year ended December 31, 2007. In addition, the Company today announced its goals and guidance for 2008, which include updates for TrizytekTM (formerly known as ALTU-135), ALTU-238 and ALTU-237 clinical programs.

Fourth Quarter Results
     For the fourth quarter of 2007, the Company reported net income attributable to common stockholders of $5.4 million, or $0.16 per share fully diluted, compared to a net loss attributable to common stockholders of $14.5 million, or $0.63 per share basic and fully diluted, in the fourth quarter of 2006. Total revenue was $26.8 million in the fourth quarter of 2007 compared to $1.1 million in the fourth quarter of 2006. The increase in fourth quarter 2007 revenue is primarily due to our former ALTU-238 collaboration agreement with Genentech, which was terminated effective December 31, 2007. Included in fourth quarter 2007 revenue was $25.1 million associated with the ALTU-238 agreement. The significant increase in quarter over quarter revenue combined with a $4.0 million termination payment from Genentech, which was reported as a gain, contributed to the Company reporting a profit for the fourth quarter of 2007.
     Research and development expenses totaled $21.1 million in the fourth quarter of 2007 compared to $12.3 million in the fourth quarter of 2006. The increase in research and development expenses is primarily due to an increase in costs relating to the Trizytek Phase 3 studies as well as the ALTU-237 Phase 1 trial. General, sales and administrative expenses were $5.0 million in the fourth quarter of 2007 compared to $4.2 million in the fourth quarter of 2006.
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Full Year Results
     The Company reported a net loss attributable to common stockholders of $63.5 million, or $2.23 per share, for the full year ended December 31, 2007, compared to a net loss attributable to common stockholders of $57.0 million, or $2.75 per share, for the full year ended December 31, 2006. Total revenue was $28.5 million for 2007 compared to $5.1 million in 2006. Similar to the Company’s fourth quarter results, the increase in 2007 revenue is due to the termination of our ALTU-238 collaboration agreement with Genentech.
     Research and development expenses totaled $70.6 million for 2007 compared to $50.3 million in 2006. Research and development expense for 2007 increased primarily due to increases in third-party development costs relating to the Trizytek and ALTU-237 programs and an increase in personnel related costs.
     General, sales and administrative expenses were $18.2 million for 2007 compared to $14.8 million in 2006. The 2007 increase was primarily driven by an increase in personnel related costs. The increase in personnel costs reflects the full year impact of headcount hired in 2006 in addition to new headcount hired in 2007.
     The Company’s cash, cash equivalents and marketable securities balance at December 31, 2007 was $138.3 million.
2008 Financial Guidance
     Based on our current operating plans, the expected timing and cost of the Trizytek Phase 3 efficacy and safety trials, the ALTU-238 Phase 1c trial, and the ALTU-237 Phase 1 clinical trial and other product development programs, Altus expects its net cash used in operating activities to be between $85 million and $95 million in 2008.
Trizytek on Track for First-half 2009 NDA Submission
     “Following our recent leadership change we conducted a complete review of our development plans and clinical timelines,” stated Dr. David Pendergast, Executive Chairman of Altus Pharmaceuticals. “I am pleased to report that we remain on track to file the Trizytek NDA submission in the first half of 2009. Both the efficacy trial and safety study are progressing well. Also, we reiterate our previous guidance for the ALTU-238 and ALTU-237 programs.”

     Dr. Pendergast continued, “The Trizytek Phase 3 efficacy trial patient screenings are essentially complete. To date, we have screened more than 175 patients for this trial, meeting our original target. However, we have elected to extend patient screenings, for up to three additional weeks, because our screen failure rate has been slightly above our initial projections. We continue to believe we will complete the efficacy trial in the second quarter and now, as a result of the additional screenings, we expect to report top-line efficacy trial results in the third quarter. These additional screenings in the efficacy trial will not affect the Trizytek NDA timeline because the safety study is the gating item for submission. Regarding the safety study, we are confident that we have enrolled more than enough patients to allow us to report the Trizytek one-year safety data on the required 100 patients to be included in the first half of 2009 NDA filing.”
     The Trizytek NDA submission requires the completion of our Phase 3 efficacy trial as well as a one-year safety evaluation of Trizytek. The efficacy trial is designed to evaluate approximately 150 cystic fibrosis (CF) patients over the age of seven with exocrine pancreatic insufficiency at more than 40 cystic fibrosis centers around the world. The safety component of the special protocol assessment (SPA) requires at least 100 patients to be administered Trizytek for at least one year. At the end of January 2008, Altus had more than 130 cystic fibrosis or chronic pancreatitis patients enrolled in the Phase 3 safety evaluation. Top-line safety study results are expected to be available in the second quarter of 2009 as the 100th patient is expected to meet the one-year dosing requirement in the first quarter of 2009. This safety timeline is consistent with previous guidance and should represent the last remaining component for the NDA submission.
     Additionally, the special protocol assessment agreed upon by Altus and the FDA has a target for severe malabsorption patients in the efficacy trial of 25 percent of the total enrollment. Severe malabsorption patients are defined as those patients with a Co-efficient of Fat Absorption (CFA) below 40 percent. Currently, the severe malabsorption group represents approximately 25 percent of total enrollment.
ALTU-238 Program
     Altus is reiterating its plans to conduct the Phase 1c trial for ALTU-238, which is designed to confirm that ALTU-238 material produced at the current manufacturing scale performs similarly to the material used in the previous ALTU-238 Phase 1 and Phase 2 clinical trials. The Company expects to start and complete the Phase 1c trial for ALTU-238 in the third quarter. Upon completing the Phase 1c data analysis, Altus expects to initiate an ALTU-238 Phase 2 pediatric trial.
ALTU-237 Program
     Altus plans to report data from the Phase 1 trial of ALTU-237 in hyperoxaluria during the second quarter of 2008.
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     Dr. Pendergast concluded, “We believe 2008 is a pivotal year for Altus. Our clinical programs and pipeline have tremendous potential. The Altus team is focused on the timely development of our product candidates that are targeting serious diseases in underserved indications. We are committed to achieving our corporate goals and are enthusiastic about the important data that we plan to report in 2008.”
Altus Corporate Milestones
Altus expects to:
•	Complete Trizytek Phase 3 efficacy trial enrollment in second quarter of 2008

•	Report top-line Trizytek Phase 3 efficacy trial results in third quarter of 2008

•	Prepare for a Trizytek NDA filing in the first half of 2009

•	Complete the Phase 1c study for ALTU-238 in third quarter of 2008

•	Secure a long term hGH supplier for ALTU-238

•	Complete the Phase 1 clinical trial for ALTU-237 in first quarter of 2008

•	Report the Phase 1 top-line data for ALTU-237 in second quarter of 2008

•	Complete the preclinical testing on ALTU-236 and ALTU-242
Altus’ Product Pipeline
     Trizytek, the Company’s orally administered enzyme replacement therapy under development for patients with pancreatic insufficiency, is manufactured by blending three drug substance enzymes: lipase, protease and amylase. This consistent and pure enzyme combination is designed to improve fat, protein and carbohydrate absorption in pancreatic insufficient individuals.
     ALTU-238 is being developed as a once-per-week formulation of human growth hormone that could offer significantly greater convenience for patients compared to the current daily human growth hormone therapies. ALTU-238 employs Altus’ proprietary protein crystallization and formulation technology allowing for administration through a fine-gauge needle, which the Company believes is a significant advantage over other long-acting therapies in development.
     ALTU-237 is being developed as an oral form of an oxalate-degrading enzyme for the treatment of primary hyperoxaluria and enteric hyperoxaluria, as well as to prevent the recurrence of kidney stones.
     Altus’ preclinical pipeline — ALTU-236 is an enzyme designed to treat Phenylketonuria (PKU) by reducing the long-term effects of excess levels of phenylalanine. ALTU-242 is an enzyme designed to reduce high levels of urate, a condition leading to a painful, erosive form of arthritis, known as gout.
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Conference Call Access Information
The Company will host a conference call to discuss the results at 11:00 a.m. ET on March 11. The call may be joined via telephone by dialing (877) 681-3367 or (719) 325-4856 (for international participants) at least 5 minutes prior to the start of the call. The conference confirmation code is: 1696354. For 72 hours following the call, an audio replay can be accessed by dialing (719) 457-0820 or (888) 203-1112 and using the conference confirmation code 1696354. A live audio webcast of the call will also be available on the “Investor Relations” section of the Company’s website, www.altus.com. An archived audio webcast will be available on the Altus website approximately two hours after the event and will be archived for 30 days.
About Altus Pharmaceuticals Inc.
Altus Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of oral and injectable protein therapeutics for patients with gastrointestinal and metabolic disorders. The Company’s website is http://www.altus.com.
Safe Harbor Statement
Certain statements in this news release concerning Altus’ business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, those relating to the anticipated net cash requirements to be used to fund on-going development programs and operations, the expected enrollment of our Trizytek, ALTU-238 and ALTU-237 clinical trials, the expected time for completion, reporting and filing of results in our Trizytek and ALTU-237 clinical trials, the timing for planned initiation of clinical trials for ALTU-238, the expectation that we will achieve our other goals and milestones, including, without limitation, securing a long term ALTU-238 supplier, obtaining resources to advance ALTU-237 into a Phase 2 trial, preparing for and initiating a Phase 2 ALTU-238 pediatric trial, and completing pre-clinical testing of ALTU-236 and ALTU-242. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Altus might make or by known or unknown risks and uncertainties, including, but not limited to uncertainties as to the future cost, timing, enrollment and success of ongoing and planned clinical trials; the risk of demonstrating the ultimate potential of our product pipeline; the continuing risks associated with the development and manufacture of products to supply the clinical trials and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Altus’ reports to the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. However, Altus undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.
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ALTUS PHARMACEUTICALS INC. (ALTU)

Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Total revenue	$26,771	$1,140	$28,487	$5,107

Costs and expenses, net:
Research and development	21,111	12,315	70,569	50,316
General, sales and administrative	5,015	4,191	18,172	14,799
Reacquisition of European Marketing Rights from Dr. Falk Pharma GmbH	—	—	11,493	—
Gain on termination of Genentech, Inc. Collaboration and License Agreement	(4,000)	—	(4,000)	—

Total costs and expenses—net	22,126	16,506	96,234	65,115

Income (loss) from operations	4,645	(15,366)	(67,747)	(60,008)

Other income (expense):
Interest income	1,600	1,145	6,683	5,022
Interest expense	(374)	(164)	(1,185)	(697)
Foreign currency (loss) gain and other	(405)	3	(983)	3

Total other income (expense)—net	821	984	4,515	4,328

Net income (loss)	5,466	(14,382)	(63,232)	(55,680)
Preferred stock dividends and accretion	(57)	(100)	(225)	(1,286)

Net income (loss) attributable to common stockholders	$5,409	$(14,482)	$(63,457)	$(56,966)

Net income (loss) attributable to common stockholders per share – basic	$0.18	$(0.63)	$(2.23)	$(2.75)

Weighted average shares outstanding – basic	30,741	22,968	28,459	20,739

Net income (loss) attributable to common stockholders per share – diluted	$0.16	$(0.63)	$(2.23)	$(2.75)

Weighted average shares outstanding – diluted	32,939	22,968	28,459	20,739

Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	December 31,	December 31,
	2007	2006

Cash, cash equivalents and marketable securities	$138,332	$85,914
Accounts receivable	3,454	—
Prepaid expenses and other current assets	2,001	2,576
Property and equipment, net	5,991	6,717
Other assets, net	4,332	1,254

Total assets	$154,110	$96,461

Current liabilities	$19,616	$17,183
Noncurrent liabilities	8,302	3,575
Redeemable preferred stock	6,506	6,281
Total stockholders’ equity	119,686	69,422

Total liabilities, redeemable preferred stock and stockholders’equity	$154,110	$96,461

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